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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151465

We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 17, 2008)

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000
% Senior Notes, Series Due January 1, 2019

        We are offering $250,000,000 of        % Senior Notes, Series due January 1, 2019. We will pay interest on the Senior Notes on January 1 and July 1 of each year, commencing July 1, 2009. The Senior Notes will mature on January 1, 2019. We may redeem the Senior Notes, in whole or in part, at any time prior to maturity. The redemption price will be the greater of the principal amount to be redeemed or a make-whole amount described in this prospectus supplement.

        Please read the information described under the captions "Supplemental Description of Senior Notes" in this prospectus supplement and "Description of Senior Notes" in the accompanying prospectus for a more detailed description of the terms of the Senior Notes.

        Investing in our Senior Notes involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement.

        The Senior Notes will be our senior unsecured obligations and, as described below under the caption "Supplemental Description of Senior Notes," will rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Oklahoma Gas and Electric Company
Per % Senior Notes, Series due January 1, 2019		%		%		%
Total	$		$		$
(1)
Plus accrued interest from December     , 2008, if settlement occurs after that date.

        The underwriters expect to deliver the Senior Notes on or about December     , 2008 through the book-entry facilities of The Depository Trust Company, including its participants Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Joint Book-Running Managers

Mizuho Securities USA Inc.	RBS Greenwich Capital	UBS Investment Bank

Co-Managers

Citi	Wedbush Morgan Securities Inc.
KeyBanc Capital Markets	U.S. Bancorp Investments, Inc.

December     , 2008

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference herein.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        In this prospectus supplement, "OG&E," "we," "us" and "our" refer to Oklahoma Gas and Electric Company, and "underwriters" refers to the firms listed on the cover of this prospectus supplement.

        Offers and sales of the Senior Notes are subject to restrictions in the United Kingdom, Hong Kong, Singapore and Japan, which are discussed in "Underwriting" below. The distribution of this prospectus supplement and accompanying prospectus and the offering of the Senior Notes in certain other jurisdictions may also be restricted by law. In this prospectus supplement and the accompanying prospectus, references to "dollars" and "$" are to United States dollars.

        This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with these documents. This information is available without charge upon written or oral request as described under the caption "Where You Can Find More Information" in the accompanying prospectus.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus that also is a part of this document. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $450,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Senior Notes and other information you should know before investing in our Senior Notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the caption "Where You Can Find More Information" in the accompanying prospectus before investing in our Senior Notes. We believe we have included all information material to investors but some details that may be important for specific investment purposes have not been included. For more details, you should read the exhibits filed with the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." Such forward-looking statements are intended to be identified by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures;

  •
  our ability and the ability of our parent, OGE Energy Corp. ("OGE Energy"), to access the capital markets and obtain financing on favorable terms;

  •
  prices and availability of electricity, coal and natural gas;

  •
  business conditions in the energy industry;

  •
  competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

  •
  unusual weather;

  •
  availability and prices of raw materials for current and future construction projects;

  •
  federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

  •
  changes in accounting standards, rules or guidelines;

  •
  the discontinuance of regulated accounting principles under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation";

  •
  creditworthiness of suppliers, customers and other contractual parties; and

  •
  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus supplement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and "Notes to Condensed Financial Statements" in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

 PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Oklahoma Gas and Electric Company

Company Background

        We are a regulated public utility that generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. We are subject to regulation by the Oklahoma Corporation Commission ("OCC"), the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC"). We are a wholly-owned subsidiary of OGE Energy, which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We were incorporated in 1902 under the laws of the Oklahoma Territory. We are the largest electric utility in Oklahoma, and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business.

        We own and operate an interconnected electric generation, transmission and distribution system, which includes ten generating stations with a total capability of 6,856 megawatts ("MW"). We furnish retail electric service in 269 communities and their contiguous rural and suburban areas. During 2007, five other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 269 communities that we serve, 243 are located in Oklahoma and 26 are located in Arkansas. We derived approximately 88% of our total electric operating revenues for the year ended December 31, 2007 from sales in Oklahoma and the remainder from sales in Arkansas.

        Our principal executive offices are located at 321 North Harvey, Post Office Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000.

Company Strategy

        We have been focused on increased investment to improve reliability and meet load growth, replace infrastructure equipment, replace aging transmission and distribution systems, provide new products and services and deploy newer technology that improves operational, financial and environmental performance. As part of this plan, we have taken, or have committed to take, the following actions:

  •
  we purchased a 77 percent interest in the 520 MW natural gas-fired combined cycle NRG McClain Station in July 2004;

  •
  we entered into an agreement in February 2006 to engineer, procure and construct a wind generation energy system for a 120 MW wind farm in northwestern Oklahoma. The wind farm was fully in service in January 2007;

  •
  we announced in early 2007 a six-year construction initiative that is estimated to include up to $2.4 billion in major projects designed to expand capacity, enhance reliability and improve environmental performance. This six-year construction initiative also includes strengthening and expanding the electric transmission, distribution and substation systems and replacing aging infrastructure;

  •
  we announced in October 2007 our goal to increase our wind power generation from our then current 170 MWs to 770 MWs by 2011;

  •
  we announced in October 2007 our desire to begin building a high-capacity transmission line from Oklahoma City, Oklahoma to Woodward, Oklahoma that would eventually be extended from Woodward to Guymon, Oklahoma in the Oklahoma Panhandle. This line would be intended to be used by us and others to deliver wind-generated power from western and northwestern Oklahoma to the rest of Oklahoma and other states;

  •
  we have also previously committed to the Southwest Power Pool ("SPP") to build the Oklahoma portion of the western half of the SPP "X-Plan" that includes transmission lines from Woodward to Tuco, Texas and from Woodward to Spearville, Kansas;

  •
  we purchased a 51 percent ownership interest in the 1,230 MW Redbud power plant; and

  •
  with the previously announced six-year construction initiative discussed above, and including the September 2008 acquisition of the Redbud power plant, our 2008 to 2013 capital expenditures (excluding environmental expenditures related to Best Available Retrofit Technology) are expected to be approximately $2.9 billion.

        The increase in wind power generation and the building of the transmission lines are subject to numerous regulatory and other approvals, including appropriate regulatory treatment from the OCC and, in the case of the transmission lines, the SPP.

 The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including "Supplemental Description of Senior Notes," the accompanying prospectus, including "Description of Senior Notes," and the documents referred to in this prospectus supplement and the accompanying prospectus.

Issuer	Oklahoma Gas and Electric Company.
Securities Offered	$250,000,000 principal amount of % Senior Notes, Series due January 1, 2019.
Maturity	January 1, 2019.
Interest Rate	% per year.
Interest Payment Dates	January 1 and July 1 of each year, beginning on July 1, 2009.
Ranking
The Senior Notes will be our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Indenture under which the Senior Notes will be issued will not prevent us from incurring additional indebtedness, which may be secured by some or all of our assets. As of the date of this prospectus supplement, we do not have any plans to issue secured indebtedness.
Optional Redemption
We may redeem the Senior Notes, in whole or in part, at any time at a "make-whole" redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus basis points, plus accrued and unpaid interest to the redemption date. See "Supplemental Description of Senior Notes—Redemption Provisions" for more information.
Reopening of Series
We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture. See "Supplemental Description of Senior Notes—Reopening of Series" for more information.

Use of Proceeds
The net proceeds from the sale of the Senior Notes, after deducting the estimated underwriting discount and our estimated offering expenses, will be approximately $248.0 million. We will use the net proceeds from the sale of the Senior Notes to repay the $50 million outstanding balance of a $200 million, 18-month term loan maturing March 26, 2010. The remainder of the net proceeds will be used to repay a portion of our outstanding borrowings under our credit agreement, which borrowings were incurred to fund our daily operational needs, as well as the acquisition of the Redbud power plant and other ongoing capital expenditures. See "Use of Proceeds."
Trustee	UMB Bank, N.A.

 Summary Financial Data

        We are providing the following selected financial information to assist you in analyzing an investment in our Senior Notes. We derived the financial information presented below as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 from the audited financial statements included in our Form 10-K for the year ended December 31, 2007. We derived the financial information presented below at September 30, 2008 and for the nine months ended September 30, 2008 and 2007, from our interim unaudited financial statements included in our Form 10-Q for the quarter ended September 30, 2008. In the opinion of management, all adjustments necessary to fairly present the financial position and results for the interim periods presented have been included and are of a normal recurring nature except as otherwise disclosed.

        The financial information below should be read in conjunction with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)		(Audited)
	(In millions)
Income statement data:
Operating revenues	$1,589.6	$1,403.8	$1,835.1	$1,745.7	$1,720.7
Cost of goods sold	934.2	764.1	1,025.1	950.0	994.2

Gross margin on revenues	655.4	639.7	810.0	795.7	726.5
Other operation and maintenance	260.0	230.8	320.7	316.5	309.2
Depreciation and amortization	110.9	105.3	141.3	132.2	134.4
Taxes other than income	44.9	42.3	56.0	53.1	50.7

Operating income	239.6	261.3	292.0	293.9	232.2

Other income (expense)
Interest income	2.7	—	—	1.9	2.6
Allowance for equity funds used during construction	—	0.7	—	4.1	—
Other income (loss)	0.7	3.9	5.0	4.0	(2.8)
Other expense	(11.5)	(5.1)	(7.2)	(9.7)	(2.5)

Net other income (expense)	(8.1)	(0.5)	(2.2)	0.3	(2.7)

Interest expense
Interest on long-term debt	(46.5)	(38.2)	(50.9)	(50.3)	(42.1)
Allowance for borrowed funds used during construction	2.4	2.4	4.0	4.5	2.2
Interest on short-term debt and other interest charges	(11.1)	(12.3)	(8.0)	(14.3)	(7.3)

Interest expense	(55.2)	(48.1)	(54.9)	(60.1)	(47.2)
Income before taxes	176.3	212.7	234.9	234.1	182.3

Income tax expense	(49.6)	(66.7)	(73.2)	(84.8)	(52.6)

Net income	$126.7	$146.0	$161.7	$149.3	$129.7

	At September 30,	At December 31,
	2008	2007	2006
	(Unaudited)	(Audited)
	(In millions)
Balance sheet data:
Total current assets	$650.3	$331.6	$281.9
Net property, plant and equipment	$3,847.2	$3,233.6	$2,979.1
Total assets	$4,807.8	$3,874.9	$3,589.7
Short-term debt (including advances from parent)	$444.4	$348.8	$102.1
Total current liabilities	$694.8	$675.9	$434.1
Long-term debt	$1,291.4	$843.4	$843.3
Stockholder's equity	$1,808.0	$1,423.3	$1,322.0
Total liabilities and stockholder's equity	$4,807.8	$3,874.9	$3,589.7

 RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, before purchasing the Senior Notes offered hereby. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the Senior Notes. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the Senior Notes, and this could result in your losing all or part of your investment.

        The Senior Notes would have a claim that is junior with respect to the assets securing any secured debt that we may issue.

        The Senior Notes will be senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. At November 30, 2008, we had eight other series of our senior notes outstanding in the aggregate principal amount of $1,160.0 million. An aggregate of $350.0 million of those senior notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding senior notes. The Senior Notes offered hereby will not contain this provision. As a result, if in the future we were to issue secured debt, $350.0 million of senior notes would also become secured. In such case, the Senior Notes offered hereby would be effectively subordinated to such secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt which includes provisions similar to those applicable to our other outstanding senior notes.

        Any reductions in our credit ratings could increase our financing costs and the cost of maintaining certain contractual relationships or limit our ability to obtain financing on favorable terms and could cause the value of the Senior Notes to decline.

        We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. Our ability to access the commercial paper market could be adversely impacted by a credit ratings downgrade or major market disruption as experienced with the recent market turmoil. Pricing grids associated with the back-up lines of credit could cause annual fees and borrowing rates to increase if an adverse rating impact occurs. The impact of any future downgrade would result in an increase the cost of short-term borrowings but would not result in any defaults or accelerations as a result of the rating changes. Any lowering of the ratings of the Senior Notes would likely reduce the value of the Senior Notes.

        We may be able to incur substantially more indebtedness, which may increase the risks created by our indebtedness.

        The terms of the indenture governing our senior notes, including the Senior Notes offered hereby, do not prohibit us from incurring additional indebtedness, and therefore, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we now face may intensify.

        There is no existing market for the Senior Notes and we cannot assure you that an active trading market will develop.

        There is no existing market for the Senior Notes and we cannot assure you that an active trading market will develop. If a market for the Senior Notes were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the Senior Notes on any securities exchange or trading market. As a result, it may be difficult for you to find a buyer for your Senior Notes at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

 USE OF PROCEEDS

        We anticipate that the net proceeds from the offering (after deducting the estimated underwriting discount and estimated offering expenses) will be approximately $248.0 million. We intend to use the net proceeds from the sale of the Senior Notes to repay the $50 million outstanding balance of a $200 million, 18-month term loan from an affiliate of UBS Securities LLC, one of the underwriters, maturing March 26, 2010. The interest rate on the term loan is 4.79%. The balance of the net proceeds will be used to repay a portion of our outstanding borrowings under our credit agreement, which borrowings were incurred to fund our daily operational needs, as well as the acquisition of our 51 percent interest in the 1,230 MW Redbud power plant and other ongoing capital expenditures. Our portion of the purchase price for the Redbud power plant was approximately $435 million. At November 30, 2008, we had approximately $243.1 million of outstanding borrowings under our credit agreement at an interest rate of 3.46%. At November 30, 2008, we had approximately $183.4 million in advances from our parent at a weighted average interest rate of 3.46%.

        Affiliates of each of the underwriters other than Wedbush Morgan Securities Inc. are lenders under our credit agreement and, upon application of the proceeds from the offering of the notes, will receive their proportionate share of the amounts repaid under the credit agreement.

CAPITALIZATION

        The following table sets forth our capitalization, including short-term debt, as of September 30, 2008.

	As of September 30, 2008
	Millions of Dollars	Percent of Capitalization
	(Unaudited)
Short-term debt (including advances from parent)	$444.4	12.5%
Long-term debt	1,291.4	36.4%

Total Debt	1,735.8	48.9%
Common stockholder's equity	1,808.0	51.1%

Total capitalization, including short-term debt	$3,543.8	100.0%

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

        Our ratio of earnings to fixed charges was as follows for the periods indicated in the table below.

	Twelve Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2008	2008	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	3.73	3.94	4.78	4.43	4.44	4.76	5.11

        For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income (excluding interest related to FIN 48 liabilities) plus fixed charges, less allowance for borrowed funds used during construction; and (2) fixed charges consist of interest on long-term debt (excluding interest related to FIN 48 liabilities), related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on September 30, 2008, the annual interest requirement on our long-term debt outstanding at September 30, 2008, was $75.6 million.

 SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES

        Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Senior Notes" in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of October 1, 1995, as supplemented (the "Indenture"), that we have entered into with UMB Bank, N.A., as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

General

        We will offer $250,000,000 of      % Senior Notes, Series due January 1, 2019 as a series of notes under the Indenture. The entire principal amount of such series of Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on January 1, 2019.

Ranking; No Limitations on Liens or Sale and Lease-Back Transactions

        The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. However, the Senior Notes will be subordinated to any secured indebtedness that we may issue, as to the assets securing such indebtedness. We currently have no secured indebtedness and no subordinated indebtedness. The Senior Notes offered hereby will not contain any provisions limiting our ability to issue secured debt or enter into sale and leaseback transactions. See "No Limitations on Liens or Sale and Leaseback Transactions" in the accompanying prospectus for more information. As a result, if in the future we were to issue secured debt, the Senior Notes offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt which includes provisions different than those applicable to the Senior Notes offered hereby.

Interest Payments

        The Senior Notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning on the day the Senior Notes are issued. The interest will be payable semi-annually on January 1 and July 1 of each year, commencing July 1, 2009. If such date is not a business day, the payment of interest will be made on the next succeeding business day without adjustment. Interest will be paid to the person in whose name the Senior Note is registered at the close of business on the December 15 or June 15 immediately preceding such January 1 or July 1. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Reopening of Series

        We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture.

Optional Redemption

        We may redeem the Senior Notes in whole at any time or in part from time to time, at our option, at a redemption price for the Senior Notes equal to the greater of:

  •
  100% of the principal amount of such Senior Notes to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on such Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus                        basis points;

plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

        "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "independent investment banker" means either Mizuho Securities USA Inc., Greenwich Capital Markets, Inc., UBS Securities LLC or another independent investment banking institution of national standing appointed by us.

        "reference treasury dealer" means (1) Greenwich Capital Markets, Inc. and UBS Securities LLC or their respective successors, and any other primary U.S. government securities dealer in the United States (a "primary treasury dealer") selected by Greenwich Capital Markets, Inc., or UBS Securities LLC or their respective successors, provided, however, that if any of the foregoing ceases to be a primary treasury dealer, we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

        "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption to each holder of the Senior Notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption. If fewer than all of the Senior Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Senior Notes or portions thereof for redemption from the outstanding Senior Notes not previously called by such method as the Trustee deems fair and appropriate.

        If at the time of mailing the notice of redemption, we have not irrevocably directed the Trustee to redeem the Senior Notes called for redemption, the notice may state that the redemption is subject to the receipt of the redemption moneys by the Trustee on or prior to the date fixed for redemption and that the notice will be of no effect unless such moneys are received on or prior to such redemption date.

        The Senior Notes do not provide for any sinking fund.

Forms and Denomination

        The Senior Notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See "Book-Entry System" in the accompanying prospectus. The Senior Notes will be available for purchase in a minimum denomination of $2,000 and multiples of $1,000 in excess thereof.

Same-Day Settlement and Payment

        We will make all payments of principal and interest on the Senior Notes to The Depository Trust Company ("DTC") in immediately available funds.

        The Senior Notes will trade in the same-day funds settlement system in the United States until maturity. Purchases of Senior Notes in secondary market trading must be in immediately available funds. Secondary market trading in the Senior Notes between participants in Clearstream Banking, societé anonyme ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear") will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See "Book-Entry Issuance" below.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Senior Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning the Senior Notes. As a result, the IRS could disagree with portions of this discussion.

        This summary discusses only the tax consequences to holders that purchase the Senior Notes upon their initial issuance at the initial offering price and that will hold the Senior Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, it does not address all of the tax considerations that may be applicable to holders in light of their particular circumstances or to holders that may be subject to special tax rules, such as, for example:

  •
  holders subject to the alternative minimum tax;

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt organizations;

  •
  dealers in securities, currencies or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  holders whose functional currency is not the United States dollar;

  •
  persons that will hold the Senior Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

  •
  persons who are subject to Code provisions applicable to certain U.S. expatriates;

  •
  persons deemed to sell the Senior Notes under the constructive sale provisions of the Code; or

  •
  partnerships or other pass-through entities.

        This summary of certain U.S. federal income tax considerations is for general information only. Holders are urged to consult with their own tax advisors about the application of the U.S. federal tax laws to their particular situations as well as any tax considerations under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

        As used herein, a "U.S. Holder" means a beneficial owner of a Senior Note that is:

  •
  a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Senior Note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        If a partnership holds Senior Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Senior Notes, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Senior Notes.

Tax Consequences to U.S. Holders

        This subsection describes material U.S. federal income tax consequences to a U.S. Holder. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to "—Tax Consequences to Non-U.S. Holders," below.

         Interest.    Stated interest on the Senior Notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for U.S. federal income tax purposes.

         Sale or Other Disposition of Senior Notes.    Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition and the holder's adjusted tax basis in the Senior Note. The amount realized excludes any amount attributable to accrued but unpaid interest not previously included in income, which is includible in income as ordinary income in accordance with the U.S. Holder's method of tax accounting. A U.S. Holder's adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to the holder. Any gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Senior Note is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The maximum current rate for long-term capital gains for individuals is 15%. The deductibility of capital losses by U.S. Holders is subject to limitations.

         Backup Withholding and Information Reporting.    You may be subject to a backup withholding tax (at a current rate of 28%) and to information reporting when you receive interest payments on the Senior Notes or proceeds upon the sale or other taxable disposition of a Senior Note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the backup withholding tax will generally not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless (1) the IRS notifies us or our agent that the TIN you provided is incorrect, (2) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (3) you fail to certify under penalties of perjury that you are not subject to backup withholding. If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability as long as you provide certain information to the IRS.

Tax Consequences to Non-U.S. Holders

        This subsection describes certain U.S. federal income tax consequences to a Non-U.S. Holder. If you are not a Non-U.S. Holder, this subsection does not apply to you and you should refer to "—Tax Consequences to U.S. Holders," above.

         Payments of Interest.    Subject to the discussion below concerning backup withholding, payments of interest on the Senior Notes by us or any paying agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or a 30% (or a lower treaty rate) withholding tax provided that (1) the interest is not effectively connected with the conduct by the holder of a trade or business in the United States, (2) the holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (3) the holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership, (4) the holder is not a not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (5) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, the beneficial owner of a Senior Note, or a financial institution holding the Senior Note on behalf of the beneficial owner, must provide the paying agent with a statement to the effect that the beneficial owner is not a U.S. Holder. Currently, these requirements will be met if (1) the beneficial owner provides its name and address and certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person, or (2) a financial institution holding the Senior Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the paying agent with a copy. If Senior Notes are held by a foreign partnership or a foreign intermediary, special certification requirements apply.

         Sale or Other Disposition of the Senior Notes.    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a Senior Note unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States, or (2) in the case of a Non-U.S. Holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

         Effectively Connected Income.    If a Non-U.S. Holder is engaged in a trade or business in the United States and its investment in a Senior Note is effectively connected with that trade or business, the Non-U.S. Holder, although exempt from the 30% withholding tax (provided a required certification, generally on IRS Form W-8ECI, is made), will generally be subject to regular U.S. federal income tax on any interest and gain with respect to the Senior Notes in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year (subject to adjustments). For this purpose, interest and gain on a Senior Note will be included in the foreign corporation's earnings and profits.

         Backup Withholding and Information Reporting.    We will, where required, report to you and to the IRS the amount of any interest paid to you and the amount of tax withheld (if any) with respect to you. In addition, if a Senior Note is held by a Non-U.S. Holder through a United States, or United States related, broker or financial institution, backup withholding (at a current rate of 28%) and information reporting may apply if the Non-U.S. Holder fails to provide evidence of its non-U.S. status. Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations and the availability of, and procedure for obtaining, an exemption, if available.

BOOK-ENTRY ISSUANCE

        The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Senior Notes. The Senior Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued in the aggregate principal amount of the Senior Notes, and will be deposited with DTC.

        Investors may elect to hold interests in the global certificates either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System ("Euroclear"), if they are a participant in such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearsteam's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has

Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures..

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

        Purchases of Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

        To facilitate subsequent transfers, all Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Senior Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Senior Note documents. For example, Beneficial Owners of Senior Notes may wish to ascertain that the nominee holding the Senior Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Senior Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Senior Notes unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and dividend payments on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates representing Senior Notes will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

        Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time.

        The information in this section concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the respective amount of Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of Senior Notes
Mizuho Securities USA Inc.	$
Greenwich Capital Markets, Inc.
UBS Securities LLC
Citigroup Global Markets Inc.
Wedbush Morgan Securities Inc.
KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.

$250,000,000

        If any of the Senior Notes are purchased by the underwriters under the underwriting agreement, then all of the Senior Notes must be purchased.

        The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. They also may offer the Senior Notes to dealers at the public offering price less a concession not in excess of        % of the principal amount of the Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not in excess of        % of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and the concessions.

        The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of the Senior Notes.

	Per Senior Note		Total
% Senior Notes, Series due January 1, 2019		%	$

        We estimate that our total expenses for this offering, not including the underwriting discounts, will be $400,000.

        Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters are under no obligation to make a market in the Senior Notes and any such market may be discontinued without notice.

        In connection with the offering of the Senior Notes, the rules of the SEC permit the underwriters to engage in transactions that stabilize the price of the Senior Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. If the underwriters create a short position in the Senior Notes (that is, if they sell a larger principal amount of the Senior Notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing Senior Notes in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.

        We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.

        Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the term "offer of Senior Notes to the public" in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the "FSMA") received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

        The Senior Notes may not be offered or sold in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Senior Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to

Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        Each underwriter has agreed that it has not offered or sold and will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, advisory or commercial banking services to us and our affiliates for which they have received, or may receive, customary fees and expenses.

        An affiliate of UBS Securities LLC, one of the underwriters, has provided a $50 million term loan to us, which will be repaid from a portion of the proceeds of this offering. In addition, affiliates of each of the underwriters of this offering other than Wedbush Morgan Securities Inc. are lenders under our credit agreement and will receive a portion of the amounts repaid under that credit agreement utilizing a portion of the proceeds of this offering. If more than 10% of the net proceeds of this offering are paid to affiliates of members of the Financial Industry Regulatory Authority ("FINRA") who are participating in this offering, this offering will be made pursuant to Rule 2710(h) of the FINRA Conduct Rules.

        UnionBanc Investment Services LLC, a FINRA member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc. Union Bank of California, N.A. is a participant in our credit facility.

LEGAL OPINIONS

        Legal opinions relating to the Senior Notes will be rendered by our counsel, Rainey, Ross, Rice & Binns, P.L.L.C., Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Rainey, Ross, Rice & Binns, P.L.L.C. will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions.

        As of November 30, 2008, Mr. Hugh D. Rice, of counsel to Rainey, Ross, Rice & Binns, P.L.L.C., owned a beneficial interest of approximately 3,000 shares of common stock of our parent company, OGE Energy.

        Certain legal matters will be passed upon for the underwriters by Chapman and Cutler LLP, Chicago, Illinois.

PROSPECTUS

OKLAHOMA GAS AND ELECTRIC COMPANY
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

SENIOR NOTES

        We may offer for sale from time to time in one or more issuances one or more series of unsecured senior notes. The senior notes are collectively referred to in this prospectus as the "Securities." The aggregate initial offering price of the Securities that are offered will not exceed $700,000,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these Securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

        Prior to making a decision about investing in our Securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk sectors set forth in our most recently filed Annual Report on Form 10-K and other filings we may make from time to time with the SEC. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2008.

        You should rely only on the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	1
OKLAHOMA GAS AND ELECTRIC COMPANY	2
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF SENIOR NOTES	3
BOOK-ENTRY SYSTEM	8
PLAN OF DISTRIBUTION	9
LEGAL OPINIONS	10
EXPERTS	10
WHERE YOU CAN FIND MORE INFORMATION	11

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this process, we may, from time to time over the next several years, sell the Securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the Securities we may offer. Each time we sell any of the Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." For more details, you should read the exhibits filed with the registration statement of which this prospectus is a part. In this prospectus, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain statements that are not historical fact and constitute "forward-looking statements." Such forward-looking statements are intended to be identified by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including the availability of credit, the impact on capital expenditures and actions of rating agencies;

  •
  our ability and the ability of our parent, OGE Energy Corp., to obtain financing on favorable terms;

  •
  prices and availability of electricity, coal and natural gas;

  •
  business conditions in the energy industry;

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  competitive factors, including the extent and timing of the entry of additional competition in the markets we serve;

  •
  unusual weather;

  •
  availability and prices of raw materials for current and future construction projects;

  •
  federal or state legislation and regulatory decisions (including the approval of regulatory filings related to the proposed acquisition of the Redbud power plant) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

  •
  changes in accounting standards, rules or guidelines;

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  the discontinuance of regulated accounting principles under Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation";

  •
  creditworthiness of suppliers, customers and other contractual parties; and

  •
  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information." We may also describe additional risk factors in the applicable prospectus supplement.

 OKLAHOMA GAS AND ELECTRIC COMPANY

        We generate, transmit, distribute and sell electric energy in Oklahoma and western Arkansas. We are subject to regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission. We are a wholly-owned subsidiary of OGE Energy Corp., which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We were incorporated in 1902 under the laws of the Oklahoma Territory. We are the largest electric utility in Oklahoma, and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business.

        We own and operate an interconnected electric generation, transmission and distribution system, which includes nine generating stations with a total capability of 6,229 megawatts. We furnish retail electric service in 269 communities and their contiguous rural and suburban areas. During 2007, five other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 269 communities that we serve, 243 are located in Oklahoma and 26 are located in Arkansas. We derived approximately 88% of our total electric operating revenues for the year ended December 31, 2007 from sales in Oklahoma and the remainder from sales in Arkansas.

RISK FACTORS

        An investment in our Securities involves risk. Prior to making a decision about investing in our Securities, you should carefully consider any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

USE OF PROCEEDS

        Unless we indicate otherwise in any applicable prospectus supplement or other offering materials, we intend to add the net proceeds from the sale of the Securities to our general funds and to use those proceeds for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt at maturity or otherwise. The specific use of the proceeds of a particular series of the Securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

			Year Ended December 31,
	Twelve Months Ended March 31, 2008	Three Months Ended March 31, 2008
			2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	4.20	0.08	4.78	4.43	4.44	4.76	5.11

        As noted above, our ratio of earnings to fixed charges for the three months ended March 31, 2008 is a deficiency as it is less than one-to-one coverage. The amount of the deficiency was approximately $19.0 million for the three months ended March 31, 2008. Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008 or for any future period.

        For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income (excluding interest related to FIN 48 liabilities) plus fixed charges, less allowance for borrowed funds used during construction; and (2) fixed charges consist of interest on long-term debt (excluding interest related to FIN 48 liabilities), related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on March 31, 2008, the annual interest requirement on our long-term debt outstanding at March 31, 2008 was approximately $60.0 million.

DESCRIPTION OF SENIOR NOTES

        The description below contains summaries of selected provisions of the indenture under which our Securities will be issued. These summaries are not complete. The indenture applicable to our Securities has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement. As of March 31, 2008, there were seven series of senior notes, aggregating $910.0 million in principal amount, outstanding under the Indenture (as defined below).

        The Securities will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See "Book-Entry System" in this prospectus.

General

        We may issue the Securities in one or more new series under an indenture dated as of October 1, 1995 between us and UMB Bank, N.A., as successor trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Securities, is referred to in this prospectus as the "Indenture."

        The Securities will be unsecured obligations and will rank on a parity with our other unsecured indebtedness, including other senior notes previously issued under the Indenture and senior notes issued under the Indenture subsequent to the issuance of the Securities. We refer in this prospectus to securities issued under the Indenture, whether previously issued or to be issued in the future, including the Securities, as the "Notes." The amount of Notes that we may issue under the Indenture is not limited.

        The Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Securities will specify:

  •
  the title, aggregate principal amount and offering price of that series of Securities;

  •
  the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

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  the date on which the Securities of that series will mature;

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  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

  •
  other specific terms applicable to the Securities of that series.

        Any special United States federal income tax considerations applicable to Securities sold at an original issue discount and any special United States federal income tax or other considerations applicable to any Securities that are denominated in a currency other than United States dollars will be described in the prospectus supplement relating to that series of Securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the Securities will be denominated in United States dollars in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        Unless we indicate otherwise in the applicable prospectus supplement, there will be no provisions in the Indenture or the Securities that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us could require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities.

Registration, Transfer And Exchange

        Securities of any series may be exchanged for other Securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.06 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07 of the Indenture.)

        The Trustee will not be required to exchange or register a transfer of any Securities of a series that is selected, called or being called for redemption except, in the case of any Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06 of the Indenture.) See "Book-Entry System" in this prospectus.

Payment and Paying Agents

        Principal, interest and premium, if any, on Securities issued in the form of global securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on Securities that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Securities maintained by the Trustee; however, a holder of $10,000,000 or more of Notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12 of the Indenture.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Securities. (Section 2.12 of the Indenture.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any Securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holders of those Securities may thereafter look only to us for payment of that principal, interest or premium. (Section 5.04 of the Indenture.)

Events of Default

        The following are events of default under the Indenture:

  •
  default in the payment of principal and premium, if any, on any Note issued under the Indenture when due and payable and continuance of that default for a period of 5 days;

  •
  default in the payment of interest on any Note issued under the Indenture when due and continuance of that default for 30 days;

  •
  default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 8.01 of the Indenture.)

         Acceleration of Maturity.    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately. At any time after an acceleration of the Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the Notes. (Section 8.01 of the Indenture.)

         Indemnification of Trustee.    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 9.02 of the Indenture.) The holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the Notes.

         Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding Notes generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the Notes. (Section 8.07 of the Indenture.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 8.04 of the Indenture.)

         Notice of Default.    The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the Notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 8.08 of the Indenture.) We are required to deliver to the

Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 6.06 of the Indenture.)

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Securities from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the Notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding Notes or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of the holders for the following types of amendments:

  •
  adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

  •
  adding security for the Notes; or

  •
  making various other modifications, generally of a ministerial or immaterial nature. (Section 13.01 of the Indenture.)

        We will need the consent of the holders of each outstanding Note affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date or redemption date of any Note;

  •
  a reduction in the interest rate or extension of the time of payment of interest;

  •
  a reduction in the principal amount of any Note, the interest or premium payable on any Note, or the amount of principal that could be declared due and payable prior to the stated maturity;

  •
  a change in the currency of any payment of principal, premium or interest on any Note;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any Note;

  •
  a reduction in the percentage of outstanding Notes necessary to consent to the modification or amendment of the Indenture; or

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding Notes necessary to waive any past default. (Section 13.02 of the Indenture.)

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding Notes.

Defeasance and Discharge

        We may be discharged from all obligations relating to the Notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Notes, money or United States government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the Notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of Notes must look only to the funds deposited with the Trustee, and not us, for payments on the Notes. (Section 5.01 of the Indenture.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the Notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the Notes. (Sections 12.01 and 12.02 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants or restrict our ability to issue secured debt or grant liens on assets.

No Limitations on Liens or Sale and Leaseback Transactions

        As of March 31, 2008, we had seven series of our Notes issued under the Indenture outstanding in the aggregate principal amount of $910.0 million. Although subject to earlier redemption at our option, the outstanding Notes mature between January 15, 2016 and February 1, 2038. Several of these series of our Notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding Notes. Unless otherwise specified in the applicable prospectus supplement, the Securities offered hereby will not contain this provision. As a result, if in the future we were to issue secured debt, the outstanding series of Notes containing such limitation would also become secured. In such case, the Securities offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt that includes provisions similar to those applicable to the outstanding Notes discussed above.

        In addition, although some of our other Notes also have provisions that limit our ability to enter into sale and lease-back transactions, unless otherwise specified in the applicable prospectus supplement, the Securities offered hereby will not contain this provision.

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 9.10 of the Indenture.)

        The holders of a majority in principal amount of the outstanding Notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each Note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 9.10 of the Indenture.)

Concerning the Trustee

        UMB Bank, N.A. is the Trustee under the Indenture. We and our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

 BOOK-ENTRY SYSTEM

        Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Securities. The Securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for each issue of Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

        To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices with respect to any Securities shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co., nor any other DTC nominee, will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC's Issuing/Paying Agent General Operating Procedures, or the "MMI Procedures." Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions and interest payments on the Securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

        We intend to sell the Securities offered by this prospectus to or through underwriters or dealers and may also sell the Securities directly to a limited number of institutional purchasers or through agents, as described in the prospectus supplement relating to an issue of Securities. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of the Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement.

        Under agreements into which we may enter in connection with the sale of Securities, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

        Legal opinions relating to the Securities will be rendered by our counsel, Rainey, Ross, Rice & Binns, P.L.L.C., Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Rainey, Ross, Rice & Binns, P.L.L.C. will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions.

        As of May 31, 2008, Mr. Hugh D. Rice, of counsel to Rainey, Ross, Rice & Binns, P.L.L.C., owned a beneficial interest of approximately 3,000 shares of common stock of our parent company, OGE Energy Corp.

        Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler LLP, Chicago, Illinois, or such other underwriters' counsel as may be named in the applicable prospectus supplement.

EXPERTS

        The financial statements of Oklahoma Gas and Electric Company appearing in Oklahoma Gas and Electric Company's Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Oklahoma Gas and Electric Company's internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Report on Form 10-Q for the three months ended March 31, 2008; and

  •
  Our Current Reports on Form 8-K, filed with the SEC on January 10, 2008, January 25, 2008 and January 31, 2008.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after (1) the date of the filing of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (2) the date of this prospectus until we sell all of the Securities.

        We are not required to, and do not, provide annual reports to holders of our Securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      Oklahoma Gas and Electric Company
      321 N. Harvey, P.O. Box 321
      Oklahoma City, Oklahoma 73101-0321
      (405) 553-3000

OKLAHOMA GAS AND ELECTRIC
COMPANY

$250,000,000
        % Senior Notes, Series Due January 1, 2019

Prospectus Supplement

Joint Book-Running Managers

Mizuho Securities USA Inc.	RBS Greenwich Capital	UBS Investment Bank

Co-Managers

Citi	Wedbush Morgan Securities Inc.
KeyBanc Capital Markets	U.S. Bancorp Investments, Inc.

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
Oklahoma Gas and Electric Company
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
BOOK-ENTRY ISSUANCE
UNDERWRITING
LEGAL OPINIONS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
OKLAHOMA GAS AND ELECTRIC COMPANY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
DESCRIPTION OF SENIOR NOTES
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION